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                                                                     Exhibit 8.1

                     Kirkpatrick & Lockhart LLP Tax Opinion




                                January 10, 2002


Wesbanco, Inc.
One Bank Plaza
Wheeling
West Virginia, 26003

Ladies and Gentlemen:

                  We have acted as counsel for Wesbanco, Inc., a West Virginia corporation (the "Company"), in connection with the preparation and filing of the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (the "Proxy Statement/Prospectus") filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with a merger (the "Merger") of American Bancorporation, an Ohio corporation ("American") with and into AB Corporation, a West Virginia corporation and newly-formed wholly owned subsidiary of the Company. You have requested our opinion regarding the United States federal income tax consequences of the Merger.

                  In connection with this opinion, we have examined and relied upon the Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, American, AB and Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly owned subsidiary of the Company ("Bank") dated February 22, 2001, as amended by the First Amendment to Merger Agreement dated November 5, 2001, the Proxy Statement/Prospectus, the Resolutions of the Boards of Directors of the Company approving the plan of reorganization, of which the Merger is an integral part (the "Merger Resolutions"), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of the Company and American (the "Officers' Certificates") dated as of the date hereof. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement and the Proxy Statement/Prospectus.

                  In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

                  1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been by or on the date hereof due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness of the Merger;

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Wesbanco, Inc.
January 10, 2002
Page 2


                  2. Any statement made in any of the documents referred to herein "to the best of the knowledge" of any person or party is correct without such qualification;

                  3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent with such representations; and

                  4. The parties to the Merger will report the Merger on their federal income tax returns in a manner consistent with the opinion set forth below.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the inaccuracy of any of the documents or assumptions on which our opinion is based could affect our conclusions. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

                  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement, the Merger Resolutions and as described in the Proxy Statement/Prospectus (without any waiver, breach or amendment of any of the provisions thereof), the statements set forth in the Officers' Certificates are true and correct as of the date hereof, then:

                           (a) The Merger will be treated for federal income tax
purposes as a reorganization within the meaning of Section 368(a) of the Code;

                           (b) The Company, AB and American will each be a
"party to the reorganization" as defined in Section 368(b) of the Code; and

                           (c) The discussion set forth under the caption
"CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the Proxy Statement/Prospectus insofar as it relates to statements of law or legal conclusions constitutes and specifically represents our opinion with respect to such statements of law or legal conclusions subject to the exceptions, limitations and caveats set forth therein and herein.

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Wesbanco, Inc.
January 10, 2002
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                  This opinion addresses only the federal income tax matters as expressly set forth herein and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

                  We hereby consent to the discussion of this opinion in the Proxy Statement/ Prospectus, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                         Yours truly,

                                         /s/ Kirkpatrick & Lockhart LLP

                                         Kirkpatrick & Lockhart LLP